UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

MMI INVESTMENTS, L.P. MMI PLUS, L.P. MCM CAPITAL MANAGEMENT, LLC CLAY B. LIFFLANDER JEROME J. LANDE SAMME L. THOMPSON
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MMI Investments, L.P. (“MMI Investments”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2011 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).  MMI Investments has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On September 26, 2011, MMI Investments issued the following press release:

MMI Investments, L.P. Nominates Two Highly-Qualified, Independent
Candidates for Election to the Board of Comtech Telecommunications Corp.

Sends Letter to Comtech’s Board Highlighting the Urgent Need for Change
and Value Enhancement

Press Release Source: MMI Investments, L.P. On Monday September 26, 2011, 8:30 am EDT

NEW YORK, Sept. 26, 2011 /PRNewswire/ -- MMI Investments, L.P., owner of approximately 3.3% of the outstanding shares of Comtech Telecommunications Corp. (Nasdaq:CMTL - News), announced today that it has nominated two highly-qualified and independent director nominees for election to the Comtech Board of Directors at the upcoming 2011 annual meeting of stockholders.  MMI’s director nominees are:

Samme L. Thompson – Former Senior Vice President, Global Strategy and Corporate Business Development, of Motorola Corporation; Former Manager and Director, Corporate Strategy, of AT&T Information Systems; Member of the Board: American Tower Corporation, a leading wireless and broadcast communications infrastructure company, and USA Mobility, Inc., a leading provider of reliable and affordable wireless communications solutions;

Jerome J. Lande – Partner of MCM Capital Management, LLC, the general partner of MMI Investments, L.P., a deep-value, small-cap investment fund where Mr. Lande is responsible for all areas of portfolio management; Former Corporate Development Officer of Key Components, Inc., a global diversified industrial manufacturer (formerly an SEC reporting company) that was acquired by Actuant Corporation.

Jerome J. Lande, MMI Partner and director nominee, stated, “We believe there is an urgent need for change at Comtech.  With the dramatic declines in revenue and earnings from the loss of the company’s two largest contracts and management’s and the Board’s potentially value-destroying acquisition strategy, we believe shareholders deserve better than the status quo.  The MMI nominees are independent, highly-qualified and committed to enhancing value at Comtech.”

The date of the 2011 annual meeting of stockholders of Comtech has not yet been announced.  Last year’s annual meeting of stockholders was held on December 9, 2010.

MMI today sent a letter to Comtech’s Board outlining its views.  The full text of the letter follows:

September 26, 2011

The Board of Directors
Comtech Telecommunications Corp.
C/O Mr. Fred Kornberg
Chairman, CEO & President
68 South Service Road, Suite 230
Melville, New York 11747

Dear Members of the Board:

MMI Investments, L.P. (“MMI”) is the owner of 860,000 shares of Comtech Telecommunications Corp. (“Comtech”).  While we admire Comtech’s leading market shares and strong cash flows, we believe these strengths are terrifically undervalued by the stock market due to serious and legitimate concerns regarding Comtech’s past performance, future strategy and corporate governance and compensation structures.  Specifically, we believe Comtech’s weakness in operations, business development and capital allocation, and the risks in continuing its potentially destructive acquisition strategy in the current seller’s market, send a clear message: there is an urgent need for change at Comtech.

Comtech’s shares have declined significantly over the last two, three, four, five and six-year timeframes, with total negative returns ranging from -16% to down -48%.  Over these timeframes Comtech has underperformed the large-cap S&P500 index, and the small-cap S&P600 and Russell 2000 indices, by averages of -30%, -34% and -30%, respectively.  We believe this poor share performance is largely reflective of the weakness of Comtech’s operating and business development performance.  According to Wall Street estimates, Comtech revenue and EBITDA in fiscal 2012 are projected to be 37% and 42% lower than their respective averages for the prior three fiscal years due in large part to Comtech’s failure to retain the U.S. military’s Blue Force Tracking and Mobile Tracking System programs.  These programs, the retention of which Comtech management had routinely expressed confidence in, were by far Comtech’s largest contracts in history at a combined 54% of 2010 revenue and the core of its now eviscerated Mobile Data division.  The implosion of the Mobile Data division has left Comtech as principally an SCPC modem manufacturer, wherein it has a dominant market share but limited near-term market growth prospects.  This product line (along with the RF amplifier business) has tremendous intrinsic value, and we believe would be attractive to several potential strategic acquirors, but not enough in our view to ensure Comtech’s fair valuation as a public company.

Comtech’s stated strategy to augment anemic organic growth with acquisitions puts the company at tremendous risk given the historically high M&A multiples currently being paid in its industry.  As we believe Comtech has seen firsthand having been outbid on several recent transactions, the levels of competition and valuation in recent auctions have far outstripped expectations.  With recent transactions at roughly 3x Comtech’s current EBITDA trading multiple and the number of remaining appropriate targets shrinking, we believe Comtech is far more likely to destroy value through acquisitions than to create it.  We believe the market shares this view, and that fear of such an outcome has created an overhang on the Comtech share price.  This overhang, in our view, is driven in part by Comtech management’s excessive and misaligned compensation structure which ties incentive cash compensation to adjusted pre-tax income on a stated percentage basis.  In other words, so long as any acquisition adds one penny of pre-tax income (which management’s compensation agreements even prescribe to be adjusted for merger expenses), regardless of multiple paid, strategic fit, capital structure impact or opportunity cost, management can make more money.  We believe strongly that further pursuit of large acquisitions, which by definition cannot be made in Comtech’s core market, are a gross misuse of management’s time and the shareholders’ capital.  Repatriation of Comtech’s enormous and dilutive net cash balance to shareholders through special dividend or drastically increased share buyback (which heretofore has represented only a small fraction of cash), is a far more accretive use of capital, in our view, and will significantly reduce risk that we believe has dampened investor interest in Comtech.

We believe there are several alternatives to enhance value that an improved Comtech Board would be wise to consider in the current environment.  Among others, these include the aforementioned cash repatriation strategies as well as a potential sale of the company.  We are confident that many well-capitalized strategic and financial acquirors would express interest if presented with the opportunity to acquire Comtech, which we believe could generate a transaction value of $38-$45 per share, or a premium of 43% to 70%, assuming eight to eleven times consensus estimated fiscal 2012 EBITDA (in-line with historical precedent transactions).  We have no confidence however that the stated strategies being pursued by management and the Board presently have any reasonable likelihood of generating similar, let alone superior, value for shareholders.

Comtech’s outmoded strategy and excessive executive compensation (including $5.8mm averaged annually by Chairman & CEO Fred Kornberg over the last three fiscal years) indicate a Board that in our view has become ineffectual and calcified over its 18 year average tenure.  MMI’s independent nominees are committed to the enhancement of value for Comtech shareholders rather than the status quo, and are aligned only with shareholders.  We firmly believe that change on the Comtech Board is an essential step in arresting potential further decline in Comtech value and look forward to the opportunity to present this view to shareholders.  We remain open to further discussions with management and the Board on these issues, and can be reached at (212) 586-4333.

Sincerely,

/s/ Jerome Lande

CERTAIN INFORMATION CONCERNING PARTICIPANTS

MMI Investments, L.P. (“MMI Investments”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2011 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

MMI INVESTMENTS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The Participants in the proxy solicitation are MMI Investments, a Delaware limited partnership, MMI Plus, L.P. (“MMI Plus”), a Delaware limited partnership, MCM Capital Management, LLC, a Delaware limited liability company, Clay B. Lifflander, Jerome J. Lande and Samme L. Thompson (collectively, the “Participants”).  As of the date hereof, the Participants collectively own an aggregate of 861,839 shares of Common Stock of the Company, consisting of (i) 860,000 shares of Common Stock owned directly by MMI Investments, (ii) 1,100 shares of Common Stock owned directly by MMI Plus, and (iii) 739 shares of Common Stock owned directly by Samme L. Thompson.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the shares of Common Stock of the Company owned in the aggregate by the other Participants.  Each of the Participants disclaims beneficial ownership of such shares of Common Stock that he/it does not directly own.